Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports 2004 Fourth Quarter and Year-End Results

NEW YORK, February 22, 2005 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the fourth quarter of 2004 increased 12% to $236.5 million from $210.7 million in the fourth quarter of 2003. Diluted earnings per share increased 14% to $1.28 per share in 2004 from $1.12 per share in 2003.

Worldwide revenue increased 11% to $2,789.0 million in the fourth quarter of 2004 from $2,506.0 million in the fourth quarter of 2003. Domestic revenue for the fourth quarter of 2004 increased 9% to $1,441.8 million compared to $1,327.9 million in 2003. International revenue for the fourth quarter of 2004 increased 14% to $1,347.2 million compared to $1,178.1 million in 2003.

Net income for the twelve months ended December 31, 2004 increased 15% to $723.5 million from $631.0 million in 2003. Diluted earnings per share increased 15% to $3.88 per share in 2004 from $3.37 per share in 2003.

Worldwide revenue for the twelve months ended December 31, 2004 increased 13% to $9,747.2 million from $8,621.4 million in 2003. Domestic revenue for the twelve months ended December 31, 2004 increased 11% to $5,223.4 million compared to $4,720.9 million in 2003. International revenue for the twelve months ended December 31, 2004 increased 16% to $4,523.8 million compared to $3,900.5 million in 2003.

In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment for FASB Statement No. 123,” we elected, effective January 1, 2004, to account for stock-based employee compensation using the fair value method. As a result, the fair value of stock-based employee compensation, including unvested employee stock options issued and outstanding, were recorded as an expense utilizing the retroactive restatement method as set forth in SFAS 148. Accordingly, our results for the quarter and year ended December 31, 2003 have been restated as if we used the fair value method to account for stock-based compensation.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com), is a leading global advertising, marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our 2004 Fourth Quarter and Year-End earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(in Millions of Dollars, Except Per Share Data)

Three Months Ended December 31	2004	2003 (a)
Revenue	$ 2,789.0	$ 2,506.0
Operating expenses	2,394.1	2,152.9

Operating income	394.9	353.1
Net interest expense	10.0	10.0

Income before income taxes	384.9	343.1
Income taxes	129.4	113.2

Income after income taxes	255.5	229.9
Equity in affiliates	6.6	6.8
Minority interests	(25.6)	(26.0)

Net income	$ 236.5	$ 210.7

Earnings per share
Basic	$ 1.28	$ 1.12
Diluted	$ 1.28	$ 1.12

Weighted average shares (in millions)
Basic	184.1	187.8
Diluted (b)	185.2	188.9
Dividend declared per share	$ 0.225	$ 0.200

(a)	In accordance with the adoption of SFAS No. 123, as amended by SFAS 148, on January 1, 2004 we restated our quarterly financial information for the quarter ended December 31, 2003 as if we had used the fair value method to account for employee stock compensation beginning January 1, 2003.

(b)	Diluted earnings per share for 2004 and 2003 was calculated using an assumed increase in net income of $325.0 thousand and $279.0 thousand, respectively, related to the after-tax compensation expense from dividends on restricted shares.

Omnicom Group Inc.

(Unaudited)
(in Millions of Dollars, Except Per Share Data)

Twelve Months Ended December 31	2004	2003 (a)
Revenue	$ 9,747.2	$ 8,621.4
Operating expenses	8,531.8	7,529.5

Operating income	1,215.4	1,091.9
Net interest expense	36.6	42.8

Income before income taxes	1,178.8	1,049.1
Income taxes	396.3	353.0

Income after income taxes	782.5	696.1
Equity in affiliates	17.1	15.1
Minority interests	(76.1)	(80.2)

Net income	$ 723.5	$ 631.0

Earnings per share
Basic	$ 3.90	$ 3.37
Diluted	$ 3.88	$ 3.37

Weighted average shares (in millions)
Basic	185.7	187.3
Diluted (b)	186.6	187.6
Dividend declared per share	$ 0.900	$ 0.800

(a)	In accordance with the adoption of SFAS No. 123, as amended by SFAS 148, on January 1, 2004 we restated our financial information for the year ended December 31, 2003 as if we had used the fair value method to account for employee stock compensation beginning January 1, 2003.

(b)	Diluted earnings per share for 2004 and 2003 was calculated using an assumed increase in net income of $1,265.0 thousand and $1,114.0 thousand, respectively, related to the after-tax compensation expense from dividends on restricted shares.